Exhibit 99.2

NEWS RELEASE

For Immediate Release

OncoSec Closes $7.75 Million Public Offering

SAN DIEGO, Ca, March 28, 2012 — OncoSec Medical Incorporated (OTCBB: ONCS), which is developing its advanced-stage OncoSec Medical System (OMS) ElectroOncology therapies to treat solid tumor cancers, announced today the closing of the sale to institutional investors of an aggregate of 31,000,000 shares of its common stock at $0.25 per share in a registered public offering.  Additionally, investors received Warrants to purchase up to 31,000,000 shares of common stock at an exercise price of $0.35 per share for a term of five years.

The gross proceeds of the offering were $7.75 million and net proceeds, after deducting the placement agent’s fee and estimated offering expenses payable by OncoSec, were approximately $7.2 million.

OncoSec intends to use proceeds from the offering for general corporate purposes, including clinical trial expenses and research and development expenses.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM - News), acted as the exclusive placement agent for the transaction.  Roth Capital Partners, LLC served as financial advisors to the Company in the offering.

About OncoSec Medical Inc.

OncoSec Medical Incorporated is a biopharmaceutical company developing its advanced-stage OMS ElectroOncology therapies to treat solid tumor cancers and metastatic disease. OMS ElectroOncology therapies address an unmet medical need and represent a potential solution, for less invasive and less expensive therapies that are able to minimize detrimental effects resulting from currently available cancer treatments such as surgery, systemic chemotherapy or immunotherapy and other treatment alternatives.  OncoSec’s core technology is based upon its proprietary use of an electroporation platform, the OncoSec Medical System (OMS), to dramatically enhance the delivery and uptake of a locally delivered DNA-based immuno-cytokine (OMS ElectroImmunotherapy) or chemotherapeutic agents (OMS ElectroChemotherapy). Treatment of various solid cancers using these powerful and targeted anti-cancer agents has demonstrated selective destruction of cancerous cells while sparing healthy normal tissues during early and late stage clinical trials. OncoSec’s clinical programs include three Phase II clinical trials for OMS ElectroImmunotherapy targeting lethal skin cancers. More information is available at www.oncosec.com. Additional information may also be found at OncoSec’s Facebook, Twitter, and LinkedIn sites.

* * *

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, without limitation, the satisfaction of the closing conditions and our dependence on the investors’ commitments to fulfill their obligations in connection with our private placement financing, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition and market conditions. These and additional risks and uncertainties are more fully described in OncoSec’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward looking statements which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

OncoSec Medical Incorporated • 4690 Executive Drive, Suite 250 • San Diego, California 92121

Telephone: (855) 662-6732 • Fax: (858) 430-3832

CONTACTS:

Investor Relations Group: 212-825-3210

Investor Relations:	Adam Holdsworth, aholdsworth@investorrelationsgroup.com
Public Relations:	Laura Colontrelle, lcolontrelle@investorrelationsgroup.com

OncoSec Medical Inc.:

Investors:	Tu Diep, OncoSec Medical 855-OncoSec (1-855-662-6732) investors@oncosec.com
Media:	Jeff Richardson, Richardson & Associates 805-491-8313 jeff@richardsonglobalpr.com